NVE Corporation Reports Fourth Quarter and Fiscal Year Results
and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—May 7, 2025—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and fiscal year ended March 31, 2025.

Total revenue for the fourth quarter of fiscal 2025 increased 3% to $7.27 million from $7.08 million for the prior-year quarter. The increase was due to a 558% increase in contract research and development revenue, partially offset by a 1% decrease in product sales. Net income for the fourth quarter of fiscal 2025 increased 2% to $3.89 million, or $0.80 per diluted share, compared to $3.81 million, or $0.79 per diluted share, for the prior-year quarter.

For fiscal 2025, total revenue decreased 13% to $25.9 million, compared to $29.8 million in the prior year. The decrease was due to a 16% decrease in product sales, partially offset by a 112% increase in contract research and development revenue. Net income for fiscal 2025 decreased 12% to $15.1 million, or $3.11 per diluted share, from $17.1 million, or $3.54 per share, for fiscal 2024.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable May 30, 2025 to shareholders of record as of May 19, 2025.

“We’re pleased to report year-over-year and sequential revenue and earnings growth for the quarter,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future sales and revenues, risks and uncertainties related to tariffs, customs, duties, and other trade barriers, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2025.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND YEARS ENDED MARCH 31, 2025 AND 2024
	Quarter Ended March 31,
	2025	2024
Revenue
Product sales	$6,951,322	$7,034,840
Contract research and development	318,393	48,389
Total revenue, net	7,269,715	7,083,229
Cost of sales	1,515,410	1,737,977
Gross profit	5,754,305	5,345,252
Expenses
Research and development	1,039,711	811,339
Selling, general, and administrative	465,818	473,622
Total expenses	1,505,529	1,284,961
Income from operations	4,248,776	4,060,291
Interest income	476,650	508,431
Other income	313	-
Income before taxes	4,725,739	4,568,722
Provision for income taxes	833,365	755,741
Net income	$3,892,374	$3,812,981
Net income per share – basic	$0.80	$0.79
Net income per share – diluted	$0.80	$0.79
Weighted average shares outstanding
Basic	4,837,166	4,833,610
Diluted	4,839,194	4,839,556

	Year Ended March 31,
	2025	2024
Revenue
Product sales	$24,632,102	$29,218,063
Contract research and development	1,242,592	586,116
Total revenue, net	25,874,694	29,804,179
Cost of sales	4,235,780	6,772,533
Gross profit	21,638,914	23,031,646
Expenses
Research and development	3,635,519	2,731,434
Selling, general, and administrative	2,009,246	1,771,833
Provision for credit losses	-	9,514
Total expenses	5,644,765	4,512,781
Income from operations	15,994,149	18,518,865
Interest income	1,909,218	1,948,720
Other income	135,370	-
Income before taxes	18,038,737	20,467,585
Provision for income taxes	2,974,221	3,342,886
Net income	$15,064,516	$17,124,699
Net income per share – basic	$3.12	$3.54
Net income per share – diluted	$3.11	$3.54
Weighted average shares outstanding
Basic	4,835,069	4,833,146
Diluted	4,839,154	4,839,705

NVE CORPORATION BALANCE SHEETS MARCH 31, 2025 AND 2024

	March 31, 2025	March 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$8,036,564	$10,283,550
Marketable securities, short-term (amortized cost of $13,730,266 as of March 31, 2025, and $12,283,630 as of March 31, 2024)	13,691,593	11,917,779
Accounts receivable, net of allowance for credit losses of $15,000	3,589,268	3,144,833
Inventories, net	7,449,083	7,158,585
Prepaid expenses and other assets	433,414	689,349
Total current assets	33,199,922	33,194,096
Fixed assets
Machinery and equipment	11,758,205	10,501,096
Leasehold improvements	1,956,309	1,956,309
	13,714,514	12,457,405
Less accumulated depreciation and amortization	11,727,615	11,403,383
Net fixed assets	1,986,899	1,054,022
Deferred tax assets	1,867,069	1,453,704
Marketable securities, long-term (amortized cost of $26,353,692 as of March 31, 2025, and $31,417,890 as of March 31, 2024)	26,304,623	30,788,301
Right-of-use asset – operating lease	917,349	289,910
Total assets	$64,275,862	$66,780,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$214,691	$127,154
Accrued payroll and other	871,169	729,215
Operating lease	83,010	179,372
Total current liabilities	1,168,870	1,035,741
Long-term operating lease liability	838,221	175,775
Total liabilities	2,007,091	1,211,516

Shareholders’ equity
Common stock	48,372	48,337
Additional paid-in capital	19,821,106	19,554,812
Accumulated other comprehensive loss	(68,544)	(777,637)
Retained earnings	42,467,837	46,743,005
Total shareholders’ equity	62,268,771	65,568,517
Total liabilities and shareholders’ equity	$64,275,862	$66,780,033